UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 1, 2023

HighPeak Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39464	84-3533602
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

421 W. 3rd St., Suite 1000 Fort Worth, Texas 76102
(address of principal executive offices) (zip code)

(817) 850-9200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	HPK	The Nasdaq Stock Market LLC
Warrant	HPKEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Senior Revolving Credit Agreement

On November 1, 2023, HighPeak Energy, Inc. (the “Company”) entered into a revolving credit agreement (the “Senior Revolving Credit Agreement”) among the Company, as borrower, Fifth Third Bank, National Association, as administrative agent and as collateral agent, and the lenders from time to time party thereto. The Senior Revolving Credit Agreement has a borrowing capacity of $100 million, elected commitments of $75.0 million and a maturity date of September 30, 2026.

Loans under the Senior Revolving Credit Agreement bear interest at either the Adjusted Term SOFR (as defined in the Senior Revolving Credit Agreement) or the Base Rate (as defined in the Senior Revolving Credit Agreement) at the Company’s option, plus an applicable margin ranging from (i) for Adjusted Term SOFR loans, 4.00% to 5.00%, and (ii) for Base Rate loans, 3.00% to 4.00%, in each case calculated based on the ratio at such time of the outstanding principal loan amounts to the aggregate amount of lenders’ commitments. To the extent that a payment default exists and is continuing, at the election of the Required Lenders (as defined in the Senior Revolving Credit Agreement) under the Senior Revolving Credit Agreement, all amounts outstanding under the Senior Revolving Credit Agreement will bear interest at 2.00% per annum above the rate and margin otherwise applicable thereto. The Company is able to repay any amounts borrowed prior to the maturity date without premium or penalty.

The Senior Revolving Credit Agreement is guaranteed by the Company and certain of its subsidiaries and is secured by a first lien security interest in substantially all assets of the Company and certain of its subsidiaries.

The Senior Revolving Credit Agreement also contains certain financial covenants, including (i) an asset coverage ratio than may not be less than 1.50 to 1.00 as of the last day of any fiscal quarter and (ii) a total net leverage ratio that may not exceed 2.00 to 1.00 as of the last day of any fiscal quarter.

Additionally, the Senior Revolving Credit Agreement contains additional restrictive covenants that limit the ability of the Company and its restricted subsidiaries to, among other things, incur additional indebtedness, incur additional liens, make investments and loans, enter into mergers and acquisitions, make or declare dividends and other payments, enter into certain hedging transactions, sell assets, engage in transactions with affiliates and make certain capital expenditures based on the Company’s total net leverage ratio.

The Senior Revolving Credit Agreement contains customary mandatory prepayments, including the prepayment of gross proceeds from any incurred indebtedness other than Permitted Indebtedness (as defined in the Senior Revolving Credit Agreement) and the prepayment of net cash proceeds for asset sales and hedge terminations in excess of $25 million within one calendar year. In addition, the Senior Revolving Credit Agreement is subject to customary events of default, including a change in control. If an event of default occurs and is continuing, the administrative agent or the required lenders may accelerate any amounts outstanding and terminate lender commitments.

The foregoing description of the Senior Revolving Credit Agreement is qualified in its entirety by reference to the Senior Revolving Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference.

Item 2.02	Results of Operations and Financial Condition.

On November 6, 2023, the Company issued a press release announcing its financial and operating results for the third quarter ended September 30, 2023. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 2.02 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure.

On November 6, 2023, the Company issued a press release announcing its financial and operating results for the third quarter ended September 30, 2023 and the entry into the Senior 2023 Revolving Credit Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information contained in this Current Report on Form 8-K under Item 7.01 and set forth in the attached Exhibit 99.1 is deemed to be “furnished” solely pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit
10.1#
Revolving Credit Agreement, dated November 1, 2023, by and among HighPeak Energy, Inc., as borrower, Fifth Third Bank, National Association, as administrative agent and as collateral agent, and the lenders party thereto.

99.1	Press release dated November 6, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
#
Schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHPEAK ENERGY, INC.

Date: November 6, 2023
	By:	/s/ Steven W. Tholen
	Name:	Steven W. Tholen
	Title:	Chief Financial Officer